FOR IMMEDIATE RELEASE
HOME SOLUTIONS OF AMERICA, INC
CONTACT: Cormac Glynn, CEOcast, Inc.
PHONE: 212-732-4300

Home Solutions of America Announces Financial Results for 2003

 Company Reiterates First Quarter EPS Guidance of $0.02 to $0.03 per share and 2004 EPS of
$0.10 to $0.14 per share

Houston, Texas, March 30, 2004 - (PRNewswire) - Home Solutions of America, Inc. (Amex: HOM), a niche provider of specialty residential services, announced today financial results for the period ended December 31, 2003.  The Company generated revenue of $14.0 million in 2003 versus $2.6 million in 2002. Home Solutions had a loss of $(702,000), or $(0.06) per share for 2003, versus a loss of $(477,000) and $(0.05) per share for 2002. These results include a non-cash charge of $297,000 of expenses incurred from the rescission of the acquisition of Central Texas Residential Services in the fourth quarter of 2003.  Excluding these non-recurring items, the Company reported a loss of $(405,000) or $(0.03) per share.

The 2003 operating results do not include any revenue or expenses from the acquisition of Southern Exposure, which was effective December 31, 2003.  However, including a full year of financial results for acquisitions closed throughout 2003, Home Solutions would have generated approximately $26.2 million in pro forma revenue, $1.1 million in net income and $3.5 million in EBITDA (after adding back the effects of pro forma depreciation and amortization, income tax expense, net interest expense and minority interest totaling $2.4 million to pro forma net income) and $0.08 in earnings per share.

The Company reiterated it earnings guidance for the fiscal 2004 first quarter ending March 31, 2004 of $0.02 to $0.03 in earnings per share and full year 2004 guidance of approximately $0.10 to $0.14 in earnings per share. This guidance excludes the impact of future acquisitions.

"Fiscal year 2003 represented a strong validation of our strategy of identifying rapidly growing, well-managed companies in the specialty residential services area and integrating them into our model," said Frank Fradella, Chairman and CEO of Home Solutions. "Our revenue increased by over 400% compared to 2002 as we were able to integrate these acquisitions efficiently and effectively.  We also grew our asset base by over 60% to $31.0 million and improved our balance sheet by converting $6.0 million of debt to equity.  Home Solutions is now on track to generate a full-year of earnings after only 13 months of executing our specialty residential services strategy.  This is quite an accomplishment, but we believe there are significant growth opportunities for this business in the near future.  To add further to our EPS estimate for 2004, we are already in discussions with several accretive acquisition candidates which we believe will further enhance our position as a leader in this highly fragmented sector."

Home Solutions is a niche provider of specialty residential services including Restoration Services and Specialty Interior Services.  The Company has operations in the California, Texas and Florida markets and is rapidly growing its core business through both an internal and an acquisition strategy. For more information on Home Solutions, please see our website at www.HOMcorp.com.

Statements included in this update that are not historical in nature are intended to be, and are hereby identified as, ``forward-looking statements'' for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including ``anticipate,'' ``believe,'' ``intends,'' ``estimates,'' ``expect,'' and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.